Exhibit 10.13

April 20, 2006

HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, GA 30326

  RE:
  Trademark License Option

Gentlemen:

        This letter agreement sets forth and confirms certain understandings between HSW International, Inc. (the "Corporation") and HowStuffWorks, Inc. ("HSW"). The Corporation and HSW hereby agree that the Corporation shall have an option to an exclusive license from HSW for the Chinese and/or Portuguese translations of the HowStuffWorks name and associated marks for use in digital and/or electronic medium only in the Territory (as defined in the Contribution Agreements entered into by the parties) and solely in connection with the Contributed Content (as defined in the Contribution Agreements) in consideration for a licensing fee equal to the fair market value thereof. In the event that Corporation exercises this option, the parties will enter into a trademark license agreement containing customary terms, conditions and limitations, as mutually agreed to by the parties in writing. Corporation will have the right to exercise such option for a period of eighteen months from the date of Closing (as defined in the Merger Agreement).

        This letter agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Facsimile counterpart signatures to this letter shall be acceptable and binding.

        Please indicate below your agreement with the foregoing.

Yours truly,
HOWSTUFFWORKS, INC.
By:	/s/ BRADLEY T. ZIMMER
Name:	Bradley T. Zimmer
Title:	Asst. Secretary

Acknowledged and agreed to this 20th day of April, 2006.

HSW INTERNATIONAL, INC.
By:	/s/ BRADLEY T. ZIMMER
Name:	Bradley T. Zimmer
Title:	Secretary